Exhibit 99.1

For Immediate Release

Company Contact:	Investor Relations Contact:
Ms. Veronica Chen, Chief Financial Officer	Mr. Crocker Coulson, President
Email: veronica.chen@milkgoat.com.cn	Email: crocker.coulson@ccgir.com
Tel: +1-646-213-1915 (NY office)
Tel: +86-22-2798 4169	www.ccgirasia.com

Yayi International Announces First Quarter Fiscal Year 2011 Results

TIANJIN, CHINA – August 17 2010 – Yayi International Inc., (OTC Bulletin Board: YYIN) ("Yayi International" or "the Company"), the first mover and a leading producer and distributor of premium goat milk formula products for infants, toddlers, young children, and adults in the People’s Republic of China (“China”), today announced its financial results for the first quarter of Fiscal 2011 ended June 30, 2010.

First Quarter Highlights

  Net sales increased 65.5% to $7.6 million from $4.5 million for the three months ended March 31, 2010
  Gross margin improved 80 basis points to 64.8% from 64.0% for the three months ended March 31, 2010
  The Company reported net income of $0.03 million, or $0.001 per diluted share, compared to a net loss of $1.4 million for the three months ended March 31, 2010
  As of August 10, 2010 Yayi International has signed sales contracts with the distributors with an aggregate expected sales value of approximately $75 million (value-added tax included)
  Added 1,080 retail outlets in China, significantly broadening its distribution network since the Company rolled out a new product portfolio at the beginning of this year
  Expanded its executive team with the addition of Mr. Bao Zhou as Marketing Director, effective May 11 2010.

"We are pleased to report a solid quarter with robust sequential growth as we expanded our distribution channel and focused on marketing our new product portfolio," said Ms. Li Liu, Chief Executive Officer of Yayi International. "While our business is on the verge of rapid growth, we have maintained focus on quality control, especially our raw goat milk sources. With 10 dairy farms, 20 self-owned mechanized milk collection stations, 65 cooperated and self-owned milk collection centers, we are confident that our ‘Milk Goat’ branded products are of premium quality due to our vertically integrated production process and quality control measures.”

First Quarter Results

For the three months ended June 30, 2010, net sales increased 3.1% to $7.6 million from $7.4 million for the same period of 2009. The increase was mainly because of a shift in product mix and an increase in raw material costs that led to a 30.5% increase in the unit sales price. Furthermore, the Company has been able to achieve higher net sales from the current 10 product lines versus 58 for the same period last year. On a sequential basis, net sales increased 65.5% from $4.5 million for the three months ended March 31, 2010. The Company has witnessed favorable market reactions following a successful distributor conference early in 2010. In June 2010, sales of formula for infants, toddlers and young children together accounted for 56.1% of total sales, while the remainder of the sales came from formula for adolescents and adults.

Gross profit for the three months ended June 30, 2010 remained largely flat at $4.9 million on a year-over-year basis. Gross profit margin narrowed 110 basis points to 64.8% from 65.9% a year ago, which was primarily attributable to higher unit costs due to the Company utilizing more giveaways and promotions to attract potential customers. Excluding slotting fees paid to hypermarkets and supermarkets and giveaway costs, gross margin improved 740 basis points to 73.3% from 65.9% from a year ago. In addition, gross margin improved 80 basis points from 64.0% for the three months ended March 31, 2010, reflecting the introduction of the new higher-margin product portfolio and higher prices.

Operating expenses for fiscal first quarter increased to $4.6 million from $2.2 million for the same period last year. The increase was primarily attributable to the increase in sales and marketing expense as well as general administrative expenses. Sales and marketing expense for the three months grew 143.9% to $3.6 million as the Company launched a prime-time TV commercial to promote new product lines nationwide, and nearly 1,000 sales road show programs across 23 provinces and municipalities in June in conjunction with the International Children’s Day. General and administrative expense increased 42.4% to $1.0 million because of the appointment of a new Chief Financial Officer and a new Director of Production, in addition to other management compensation expenses. Compared to the first quarter of 2010, operating expenses increased only 10.1% from $4.2 million for the three months ended March 31, 2010.

As a result, the Company had an operating profit of $0.3 million, compared with $2.7 million for the three months ended June 30, 2009.

For the three months ended June 30, 2010, the Company reported net income of $0.03 million, or $0.001 per basic and diluted share, compared with $1.8 million, or $0.07 per basic share and $0.06 per diluted share for the three months ended June 30, 2009. The Company returned to profitability following a net loss of $1.4 million, in the three months ended March 31, 2010. For the quarter ended June 30, 2010, the number of weighted average diluted shares increased to approximately 43.3 million shares from 25.0 million shares due to the dilutive effect of warrants and convertible notes.

Excluding debt issuance costs and accretion of debt discount from the Company’s Series A warrants and stock-based compensation expenses, adjusted net income available to common shareholders was $0.2 million, or $0.007 per basic share and $0.004 per diluted share for the three months ended June 30, 2010 compared with adjusted net income of $1.9 million, or $0.07 per basic and diluted share for the same period of 2009. For a full reconciliation of net income, please see the reconciliation table below.

Reconciliation of Adjusted Net Income

To supplement the Company's condensed consolidated financial statements for the three months ended June 30, 2010 and June 30, 2009 presented on a GAAP basis, the Company provided adjusted financial information in this release that exclude the impact of a debt issuance costs and accretion of debt discount from the Company’s Series A warrants and stock-based compensation expenses. The Company's management believes that these adjusted measures, adjusted net income and adjusted diluted earnings per share provide investors with a better understanding of how the results relate to the Company's current and historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies. Management believes that these adjusted financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, as these measures provide a consistent method of comparison to historical periods. As a result, the provision of these adjusted measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Moreover, management believes that these adjusted measures reflect the essential operating activities of the Company. Adjusted measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the adjusted financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of each adjusted measures to the nearest GAAP measure appears in the table below:

	Three	Three
	months	months
	ended June	ended June
	30	30
	2010	2009

Reported net income (loss)	32,898	1,783,012
Write-off on debt issuance costs and accretion of debt discount from the warrants and embedded derivatives	-	83,007
Stock-based compensation expenses	144,417	-
Adjusted net income (loss) available to common shareholders	177,315	1,866,019
Basic weighted average number of shares outstanding	26,409,719	25,000,000
Diluted weighted average number of shares outstanding	43,303,480	25,000,000
Adjusted net income (loss) available to common shareholders per basic shares	0.007	0.07
Adjusted net income (loss) available to common shareholders per diluted shares	0.004	0.07

Financial Condition

As of June 30, 2010, Yayi International held $4.6 million in cash and cash equivalents and $2.6 million in working capital. Advances were $18.4 million as of June 30, 2010 mainly due to the construction of factory, warehouse, and office buildings and the purchase of machinery equipment for its new production facilities in Tianjin and Weinan of Shaanxi Province. As of June 30, 2010, the Company had $10.5 million in short-term debt, and $6,831 in long-term liabilities. Shareholders' equity was $11.0 million, compared with $10.7 million as of March 31, 2010.

On July 30, 2010, the Company renewed its loans from Shanghai Pudong Development Bank for an aggregate of approximately $1.5 million to be used for working capital purposes. Yayi International is also working closely with Bank of Tianjin, Bank of Beijing, and Citibank for additional bank financing.

For the three months ended June 30, 2010, the Company used $3.2 million in cash for operating activities compared with $1.0 million for the same period in 2009, mainly due to lower net income, an increase in accounts receivable due to the extension of credit terms to the distributors for the new products promotion and increased slotting fee paid to the supermarkets.

Recent Events

On August 7, 2010, following recent cases where cow milk formula might have been linked to the alleged premature onset of puberty in children, Tianjin Municipal Supervisory Bureau for Quality and Technology declared that Yayi International’s goat milk products are qualified based on its extensive field sample testing. The Company prohibits the use of artificial hormones in its farming practices to avoid disrupting the natural lactation period of dairy goats. Dairy goats do not lactate between November and February, providing them with sufficient time to rest, grow and restore energy, which in turn ensures higher quality goat milk when lactation season begins. In addition to adhering to natural production methods, the Company has introduced quality control standards that are often more rigorous than national standards, guaranteeing the high quality of its goat milk products when shipped from the factory.

On August 9, 2010, Yayi International announced the expansion of its executive team with the addition of Ms. Meiping Li as Sales Director, effective July 21, 2010.

Business Outlook

Yayi International continues to expand its distribution network and has thus far as of August 10, 2010 signed sales contracts with distributors following a successful distributor conference in January 2010 for an aggregate expected sales value of approximately $75 million (value-added tax included). The Company’s sales are seasonal with peak season normally starting from September to March. Therefore, the Company reaffirms its previous guidance for the new fiscal year ending March 31, 2011 of net sales between $58.6 million to $65.9 million.

“We are delighted to gain strong sequential sales momentum from the previous quarter and expect renewed public concerns about the safety of cow milk formula to act as a potential catalyst for consumers to switch to our premium goat milk formula products. We see that as a great opportunity for us to continue our marketing activities in the next few quarters to enhance public awareness of the benefits of goat milk and to expand our distribution channels to further build out our presence, especially in the infant formula market,” said Ms. Liu.

About Yayi International

Yayi International is the first mover and a leading producer and distributor of premium goat milk formula products for infants, toddlers, young children and adults in China. Its current formula product lines are targeted at the premium market segment and health-conscious consumers. The Company has a vertically-integrated production process. It sources raw goat milk from its proprietary dairy farms and neighboring dairy goat farmers on a long-term contract basis in milk collection centers, which ensures high quality control of its products. The Company's distribution network comprises of a nationwide footprint across China in 23 provinces and municipalities including domestic and multinational supermarkets, infant-maternity store chains, and drug stores as well as catalogue sales and a dedicated online store at Taobao.com.

Forward-looking Statements:

This press release contains certain statements that may include 'forward-looking statements'. All statements other than statements of historical fact included herein are 'forward-looking statements'. These forward looking statements are often identified by the use of forward-looking terminology such as 'believes,' 'expects' or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website ( http://www.sec.gov ). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Financial Tables Follow

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS
OF INCOME AND COMPREHENSIVE INCOME(UNAUDITED)

	Three months ended
	June 30,
	2010	2009

Net sales	$7,610,266	$7,382,779

Cost of goods sold	(2,680,237)	(2,518,682)

Gross profit	4,930,029	4,864,097

Operating expenses:
Sales and marketing expenses	(3,559,166)	(1,459,324)
General and administrative expenses	(1,031,526)	(724,501)

Total operating expenses	(4,590,692)	(2,183,825)

Income from continuing operations	339,337	2,680,272

Other income (expenses):
Interest income	2,923	1,891
Interest expenses	(146,996)	(194,867)
Amortization of deferred debt issuance cost	-	(83,007)
Other income, net	(26,189)	(22,583)

Income before income tax	169,075	2,381,706

Income tax expense	(136,177)	(598,694)

Net income from continuing operations	32,898	1,783,012

Other comprehensive income
Foreign currency translation adjustment	115,735	(5,331)

Net comprehensive income	$148,633	$1,777,681

Earnings per share of common stock
- Basic	0.00	0.07
- Diluted	0.00	0.06

Weighted average shares of common stock outstanding
- Basic	26,409,719	25,000,000
- Diluted	43,303,480	25,000,000

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30	March 31
	2010	2010
	Unaudited	Audited
ASSETS
Current assets:
Cash and cash equivalents	$4,647,800	$4,727,677
Restricted cash	71,134	28,314
Accounts receivables, net of allowances of $88,719 and $53,771	5,825,903	3,530,938
Other receivable, net of allowances of $74,187 and $22,833	1,308,012	993,292
Inventories, net of allowances of $0 and $0	3,423,453	2,561,265
Prepaid expenses	2,356,084	1,002,494
Land use rights, current portion	18,924	18,847
Advances – current portion	759,034	1,165,620
Total current assets	18,410,344	14,028,447

Property, plant and equipment, net	4,514,132	3,734,552
Construction in progress, net	2,065,202	2,770,578
Livestock	574,511	659,584
Goodwill	279,497	278,372
Land use rights	924,101	923,525
Advances	18,380,866	17,816,135
Deferred tax asset	378,965	252,646

Total assets	$45,527,618	$40,463,839
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Short term loans	$10,465,359	$6,704,406
Accounts payable	1,255,055	662,120
Other payable and accrued expenses	1,571,577	1,257,185
Advance from customers	51,482	141,136
Income and other tax payable	1,572,102	1,338,194
Accrued sales return	-	45,503
Due to related parties	854,857	-
Long term loans - current portion	40,987	40,823

Total current liabilities	15,811,419	10,189,367

Long-term liabilities:
Due to related parties	4,471,656	5,312,801
Long-term loans	6,831	17,009

Total liabilities	20,289,906	15,519,177
Commitments and contingencies (Note 14)	-	-

PREFERRED STOCK, par value $0.001, 10,000,000 shares authorized, Series A 10% non-cumulative redeemable convertible preferred stock, redemption $9.80 per share plus 25% interest from date of issuance to date of redemption, 1,530,612 shares issued and outstanding	14,264,871	14,264,871

STOCKHOLDERS' EQUITY

Common stock, par value $0.001, 100,000,000 shares authorized, 26,432,839 and 26,387,728 shares issued and outstanding, respectively	26,432	26,387
Additional paid in capital	4,865,709	4,721,337
Statutory surplus reserve fund	1,142,397	1,142,397
Retained earning	4,514,741	4,481,843
Accumulated other comprehensive income	423,562	307,827

Total stockholders’ equity	10,972,841	10,679,791

Total liabilities and stockholders' equity	$45,527,618	$40,463,839

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended
	June 30,
	2010	2009

Cash flow from operating activities
Net income	$32,898	$1,783,012
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	126,597	93,330
Depreciation of livestock	24,444	(1,451)
Amortization of intangible assets	3,142	-
Allowance of bad debts-Accounts receivable	34,605	5,366
Allowance of bad debts-Other receivable	51,076	(3,193)
Employee and director stock-based compensation	144,417	-
Sales return allowance	(45,520)	108,332
Warrant modification expense	-	-
Accretion of debt discount	-	-

(Increase) decrease in operating assets:
Restricted cash	(42,551)	(2,556,618)

Accounts receivables	(2,307,007)	183,580

Other receivables	(360,651)	(1,232,713)
Inventories	(848,743)	(3,872)

Prepaid expenses	(1,344,671)	(2,000)
Advances	374,828	(550,771)
Deferred tax asset and current assets	(124,842)	(33,619)

Increase (decrease) in operating liability:
Accounts payable	588,112	151,109
Advance from customers	(89,896)	216,665
Income and other tax payable	227,681	402,131
Other payable and accrued expenses	310,870	396,236

Net cash used in operating activities	(3,245,211)	(1,044,476)

Cash flows from investing activities
Purchase of equipment	(174,351)	(77,537)
Advance for purchase of property, plant and equipment	(453,008)	(402,388)
Construction in progress	(3,000)	(1,351,379)
Purchase and breeding of livestock	62,973	(4,650)

Net cash used in investing activities	(567,386)	(1,835,954)

Cash flows from financing activities
Proceeds from short term loans	7,390,150	1,900,607
Repayment of short term loans	(3,658,463)	(1,794,475)
Proceeds from long term loans	-	90,153
Repayment of long term loans	(10,210)	(8,923)
Net proceeds from issuance of Series A preferred stock	-	14,264,871
Due (from) to related parties	(5,609)	(84,012)
Net cash provided by financing activities	3,715,868	14,368,221

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

Effect of exchange rate changes in cash	16,852	(243,881)
Net (decrease) increase in cash and cash equivalents	(79,877)	11,243,910
Cash and cash equivalents, beginning of period	4,727,677	1,631,567
Cash and cash equivalents, end of period	$4,647,800	$12,875,477